EXHIBIT 10.1

Loan Agreement

This Loan Agreement (this "Agreement") is made as of November 1, 2012, by and between the Holland Family Trust, a California Trust located in the State of California ("Lender") and Freeze Tag, Inc., a Delaware Corporation ("Borrower").

1.1 Loan.
Subject to the terms and conditions of this Agreement, Lender agrees to make a loan to Borrower from the date of this agreement to and including the "Termination Date" (as defined in Section 2.1 below). In aggregate, the principal amount shall not exceed One Hundred Thirty Thousand Dollars ($130,000).

1.2 Loan Fees.
An origination fee of $1,300 will be charged.

1.3 Interest.
The loan shall bear interest at the rate per annum equal to ten percent (10%).

1.4 Note.
The obligation of the Borrower to repay the Loan to Lender shall be evidenced by a Promissory Note executed by Borrower in favor of the Lender in substantially the form of Exhibit A (the "Promissory Note"), with appropriate insertions.

1.5 Loan Account.
The Borrower will establish and maintain on its books an account evidencing the indebtedness of Borrower to Lender under the provisions of this Agreement against which Lender will debit disbursements of the Loan and will credit all amounts paid by or on behalf of the Borrower.

2.1 Repayment.
The outstanding principal of the loan, together with accrued and unpaid interest and loan origination fees, shall be paid to the Lender no later than May 1, 2013.  All payments of any amounts due under this Agreement shall be payable at Lender's principal office or such other location as Lender may designate.

2.2 Prepayment.
Borrower shall have the right at any time to prepay the Loan in whole or in part, without penalty.

3.1 Events of Default.
The occurrence of any one of the following events shall, after the delivery of a notice of such default and the expiration of the applicable cure period, if any, constitute an event of default ("Event of Default") hereunder:

(a) Borrower shall fail to make any payment of principal and/or interest required hereunder or under any Note executed pursuant hereto, when due, and such default shall continue for a period of five (5) days after written notice thereof shall have been given to Borrower by Lender; or

(b) Any representation or warranty made by Borrower in connection with this Agreement or any drawdown request shall prove to have been incorrect in any material respect when made; or

(c) Borrower shall fail to perform or observe any other term, covenant or agreement contained herein and such default shall remain unremedied for a period of ten (10) days after written notice thereof shall have been given to Borrower by Lender.

(d) Borrower shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Borrower seeking to adjudicate Borrower as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, or composition of Borrower or its debts under any law relating to a bankruptcy, insolvency or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for Borrower or for any substantial part of Borrower's property, or Borrower shall take any action to authorize any of the actions to set forth above in this paragraph (d).

3.1 Events of Default.
Upon occurrence of any Event of Default and so long as any such Event of Default shall be continuing then, and in any such event, Lender may, by notice to Borrower, declare all Borrower's indebtedness to Lender hereunder, and all other amounts payable by Borrower under this Agreement and under the Note to be immediately due and payable.  In the event of default, the loan will incur a $50 per day penalty, until the loan, origination fee, and interest are repaid in full.

4.1 Successors and Assigns.
Whenever in this Agreement either of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, provided that the Borrower shall have right to assign this agreement.

4.2 Governing Law.
This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to choice of law provisions.

4.3 Entire Agreement.
This Agreement, including the exhibits hereto and any other documents, instruments and certificates delivered pursuant to the terms hereof, constitutes the entire agreement and the understanding of the parties with respect to the matter contained herein, and supersedes all prior agreements, promises, covenants, communications, representations or warranties, whether oral or written, by the parties or their officers, employees or representatives.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the first date above written.

LENDER:
Holland Family Trust

By:	/s/ Craig Holland
Craig Holland, Trustee

BORROWER:
Freeze Tag, Inc., a Delaware Corporation

By:	/s/ Mick Donahoo
Mick Donahoo, CFO
For Freeze Tag, Inc.

EXHIBIT A
PROMISSORY NOTE

November 1, 2012

Tustin, California	$130,000

FOR VALUE RECEIVED, Freeze Tag, Inc., a Delaware Corporation ("Borrower"), promises to pay as hereinafter provided to the order of the Holland Family Trust, the principal sum of One Hundred Thirty Thousand Dollars ($130,000) together with interest from the date hereof at a rate described below, and the loan origination fee, per the terms of the original “Loan Agreement” and also in accordance with the following provisions:

1. Interest on the principal outstanding hereunder shall accrue from the date hereof at the rate of ten percent (10%) commencing on the date of any advance under the Loan Agreement. Interest payments not made when due shall bear interest at the above-described rate.

2. This Promissory Note ("Note") is the promissory note referred to in the Loan Agreement and is subject to the terms and conditions of the Loan Agreement.

3. The maximum amount of principal outstanding under this promissory note shall not exceed the following amounts on the following dates or any dates thereafter:

Amount	Date

$130,000	May 1, 2013

4. All principal, interest and loan origination payments outstanding under this Note shall be paid by Borrower to Lender on or before May 1, 2013.  In the event that the principal and interest outstanding under this Note are not paid by May 1, 2013, the Borrower will incur a $50 per day penalty, until all principal, interest, loan origination fees and penalties are paid.

5. In the event of commencement of suit to enforce payment of this Note, Borrower agrees to pay such attorney's fees and costs of collection as the court may adjudge reasonable.

6. No delay or omission on the part of the holder hereof in exercising any right hereunder shall operate as waiver of such right of any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

7. This note may be prepaid at any time in whole or in part without penalty.

As used herein, the word "holder" shall mean the payee or other endorsee of this Note, who is in possession of it.

BORROWER:
Freeze Tag, Inc., a Delaware Corporation

By:	/s/ Mick Donahoo
Mick Donahoo, CFO
For Freeze Tag, Inc.